CUSIP No.78402P104	SCHEDULE 13D	Page 17 of 19 Pages

EXHIBIT 9

STIPULATION AND ORDER FILED IN DELAWARE
CHANCERY COURT ON FEBRUARY 3, 2006

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

STILWELL VALUE PARTNERS III, L.P.	)
)
Plaintiff,	)
	)	C.A. No. 1906-N
v.	)
)
SCPIE HOLDINGS, INC.,	)
)
Defendant.	)
)

STIPULATION AND ORDER

        WHEREAS, by letter dated January 17, 2006, Stilwell Value Partners III, L.P. (“Stilwell”) made a demand (the “Demand”) to inspect and to copy certain stocklist materials of SCPIE Holdings, Inc. (“SCPIE” or the “Company”) pursuant to Section 220 of the Delaware General Corporation Law (“Section 220”).

        WHEREAS, Stilwell filed this action pursuant to Section 220 on January 25, 2006.

        WHEREAS, subject to the terms of this Stipulation and Order, SCPIE has agreed to permit, or subsequent to the date hereof, may permit Stilwell to inspect certain of the materials specified in the Demand (collectively, the “Documents”).

        IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned parties, subject to the approval of the Court, as follows:

    1.        SCPIE shall provide the Documents to Stilwell within one business day following receipt of payment from Stilwell for the reasonable costs of providing such Documents. SCPIE shall also provide Stilwell with Documents as of the record date for the Company’s 2006 annual meeting of

CUSIP No.78402P104	SCHEDULE 13D	Page 18 of 19 Pages

stockholders once such Documents become available, and within one business day of Stilwell paying the reasonable costs of providing such Documents.

    2.        Stilwell (and its agents and representatives) shall not use the Documents (or any information derived therefrom) for any purpose other than communicating with other Company stockholders with respect to the Company’s 2006 annual meeting of stockholders and for soliciting proxies for such meeting.

    3.        Stilwell (and its agents and representatives) shall treat the Documents (and any information derived therefrom) as confidential and shall not disclose the Documents (or any information derived therefrom) to anyone other than its agents and representatives. Stilwell”s agents and representatives shall agree in writing to be bound by the terms of this Stipulation and Order.

    4.        Stilwell shall return and/or certify that it (and its agents and representatives) has destroyed the Documents (and any information derived therefrom) within 30 days after the Company’s 2006 annual meeting of stockholders.

    5.        This action is dismissed with prejudice, except that the Court maintains jurisdiction over this action for the purposes of enforcement of this Stipulation and Order.

/s/ Alan J. Stone
Alan J. Stone (#2677)
Kevin M. Coen (#4775)
Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200
Attorneys for Plaintiff

CUSIP No.78402P104	SCHEDULE 13D	Page 19 of 19 Pages

/s/ Raymond J. DiCamillo
Raymond J. DiCamillo (#3188)
Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Attorneys for Defendant

Dated: February 3, 2006

        SO ORDERED this ______ day of _______________, 2006.

____________________________________
Chancellor